Exhibit 21.1

SUBSIDIARIES OF LOAR GROUP INC.

Loar Group Inc. is a 100% owned subsidiary of Loar Holdings Inc.

Loar Group Inc. owns directly or indirectly the following subsidiaries:

Name of Subsidiary:	Jurisdiction of Incorporation of Organization:
Aviation Manufacturing Group, LL	Illinois
Freeman Composites Company LLC	Delaware
AGC Acquisition LLC	Delaware
Terry's Precision Products LLC	Delaware
SAF Industries LLC (Gar Kenyon)	Connecticut
General Ecology, Inc.	Pennsylvania
Applied Engineering, Inc.	South Dakota
Maverick Molding Co.	Ohio
BAM Inc.	Pennsylvania
St. Julian Materials, LLC	Delaware
SMR Acquisition LLC	Delaware
Hydra-Electric Company	California
Pacific Piston Ring Co., Inc.	Delaware
Safe Flight Instrument, LLC	New York
SCHROTH Safety Products GmbH	Germany
SCHROTH Safety Products LLC	Delaware
SCHROTH Acquisition GmbH	Germany
DAC Engineered Products, LLC	Delaware
AOG-Seginus Holding Company LLC	Delaware
AOG Aviation Spares LLC	Delaware
Seginus Aerospace LLC	Delaware
CAV Ice Protection, Inc.	Kansas
CAV Acquisition Limited	United Kingdom
CAV Systems Group Limited	United Kingdom
CAV Systems Holdings Limited	United Kingdom
CAV Systems Limited	United Kingdom
CAV Ice Protection Limited	United Kingdom
CAV Advanced Technologies Limited	United Kingdom
Applied Avionics, LLC	Delaware
LMB North America, Inc.	Delaware
Beadlight Limited	United Kingdom
Jetstream Acquisition	France
ASC3 LMB Finco	France
ASC3 LMB Topco	France
ASC3 LMB Holding	France
Fans International	France
LMB Aerospace Asia Pacific Pte. Ltd.	Singapore
LMB	France
SCI Correze	France